Exhibit 4.1

EXECUTION VERSION

SHAREHOLDER AGREEMENT

BETWEEN

NEW OMAHA HOLDINGS L.P.

AND

FISERV, INC.

DATED AS OF JANUARY 16, 2019

Table of Contents

		Page
ARTICLE I

DEFINITIONS

Section 1.1	Certain Defined Terms	1

Section 1.2	Other Defined Terms	4

ARTICLE II

SHARE OWNERSHIP

Section 2.1	Prohibition on Acquiring Additional Common Stock	5

Section 2.2	Prohibition of Certain Communications and Actions	5

Section 2.3	Outside Activities	6

ARTICLE III

TRANSFERS

Section 3.1	General Transfer Restrictions	7

Section 3.2	Restrictions on Transfer	7

Section 3.3	Permitted Transactions Approved by the Board	8

Section 3.4	Legend on Securities	9

Section 3.5	Registration Rights	10

ARTICLE IV

ELECTION AND APPOINTMENT

Section 4.1	Election and Appointment	10

ARTICLE V

MISCELLANEOUS

Section 5.1	Conflicting Agreements	11

Section 5.2	Effective Time	11

Section 5.3	Ownership Information	11

Section 5.4	Termination	11

Section 5.5	Amendment	12

Section 5.6	Extension; Waiver	12

-i-

-ii-

SHAREHOLDER AGREEMENT

This Shareholder Agreement is dated as of January 16, 2019, and is between Fiserv, Inc., a Wisconsin corporation (the “Company”), and New Omaha Holdings L.P., a Delaware limited partnership (the “Holder”).

WHEREAS, the Company and First Data Corporation, a Delaware corporation, are parties to an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, supplemented, restated or modified from time to time, the “Merger Agreement”);

WHEREAS, the Company and the Holder are parties to a Voting and Support Agreement, dated as of the date hereof (as it may be amended, supplemented, restated or modified from time to time, the “Voting and Support Agreement”);

WHEREAS, the Company and the Holder are parties to a Registration Rights Agreement, dated as of the date hereof (as it may be amended, supplemented, restated or modified from time to time, the “Registration Rights Agreement”);

WHEREAS, the Holder is a Beneficial Owner (as defined herein) of First Data Corporation’s Class B common stock, par value $0.01 per share, and pursuant to the terms and subject to the conditions set forth in the Merger Agreement, the Holder will be the Beneficial Owner of Common Stock (as defined herein) as of the date first written above; and

WHEREAS, the Holder and Company desire to enter into an agreement with respect to the Holder’s ownership of Common Stock after the Merger (as defined in the Merger Agreement) that will become effective as of the Effective Time (as defined in the Merger Agreement).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, neither the Company nor any of its Subsidiaries shall be deemed to be a Subsidiary or Affiliate of the Holder or any of its Affiliates solely by virtue of the Beneficial Ownership by the Holder of Common Stock or any other action taken by the Holder in accordance with the terms and conditions of, and subject to the limitations and restrictions set forth on such Person in, this Agreement (and irrespective of the characteristics of the aforesaid relationships and actions under applicable Law or accounting principles); provided, further, that, for the avoidance of doubt, any general partner of the Holder shall be deemed an Affiliate of the Holder; provided, further, that an Affiliate of the Holder shall include any investment fund, vehicle or holding company of which an Affiliate serves as the general partner, managing member or discretionary manager or advisor; and provided, further, that, notwithstanding the foregoing, an Affiliate of the Holder shall not include any portfolio company or other investment of the Holder or any Affiliate of the Holder.

“Agreement” means this Shareholder Agreement as it may be amended, supplemented, restated or modified from time to time.

“Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the Commission under the Exchange Act; provided that for purposes of determining Beneficial Ownership under this Agreement, a Person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). For purposes of this Agreement, a Person shall be deemed to Beneficially Own any securities Beneficially Owned by its Affiliates or any Group of which such Person or its Affiliates is or becomes a member. The terms “Beneficially Own” and “Beneficial Owner” shall have correlative meanings.

“Board” means the Board of Directors of the Company.

“Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by Law or other governmental actions to close.

“Commission” means the United States Securities and Exchange Commission, or any successor Governmental Authority.

“Common Stock” means common stock of the Company and any securities issued in respect thereof, or in substitution therefor, whether by the Company or any other Person, in connection with any stock split, share subdivision or consolidation, bonus issue, dividend or combination, or any reclassification, recapitalization, merger, amalgamation, consolidation, exchange or other similar reorganization.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of Common Stock, as trustee or executor, by contract or any other means, or otherwise to control such Person within the meaning of such term as used in Rule 405 under the Securities Act.

“Distribution” means the distribution of any shares of Common Stock held by the Holder to any equityholders of the Holder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission from time to time thereunder (or any successor statute and related rules and regulations).

“Governmental Authority” means any United States or foreign government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the Commission, or any other authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof or any foreign jurisdiction, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any United States or foreign governmental or non-governmental self-regulatory organization, agency or authority.

“Group” shall have the meaning assigned to it in Section 13(d)(3) of the Exchange Act; provided, however, that solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, neither the Holder nor any of its Affiliates shall be deemed to be a member of a Group with the Company or its Subsidiaries solely by virtue of the existence of this Agreement or any action taken by a party hereto or any of its Affiliates which is expressly required or contemplated by the terms of this Agreement, in each case in accordance with the terms and conditions of, and subject to the limitations and restrictions set forth in, this Agreement (and irrespective of the characteristics of the aforesaid relationships and actions under applicable Law or accounting principles).

“Holder Designee” means (i) Mr. Scott Nuttall, or, if not Mr. Nuttall, either Mr. Henry Kravis or Mr. Tagar Olson (as determined by the Holder in its sole discretion), or (ii) any Replacement (as provided in Section 4.1(e)).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“KKR” means Kohlberg Kravis Roberts & Co. L.P.

“KKR Non-Private Equity Business” means any business or investment of KKR and its Affiliates distinct from the private equity business of KKR and its Affiliates; provided, that such business or investment shall not be deemed to be distinct from such private equity business if and at such time that KKR or any of its Affiliates instructs or encourages any such business or investment to take any action that would violate any provision of this Agreement that would be applicable to such business or investment were it to be deemed to be the Holder hereunder.

“Ownership Percentage” means, with respect to any Person, at any time, the quotient, expressed as a percentage, of (i) the number of shares of Common Stock Beneficially Owned by such Person and its Affiliates (which shall not include any KKR Non-Private Equity Business) divided by (ii) the sum of the total number of outstanding shares of Common Stock and the number of shares of Common Stock Beneficially Owned by such Person that are not outstanding.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, other entity, government or any agency or political subdivision thereof or any Group comprised of two or more of the foregoing.

“Representative” means a Person’s officers, directors, employees, stockholders, shareholders, members, partners, advisors, agents and representatives.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission from time to time thereunder (or any successor statute and related rules and regulations).

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partner interests of which are held by such Person or any Subsidiary of such Person and do not have a majority of the voting or similar interests in such partnership), or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Transfer” means, directly or indirectly, to (i) offer for sale, sell, short sell, transfer, tender, pledge, encumber, assign, or otherwise dispose of any Common Stock, (ii) enter into or acquire a derivative contract with respect to any Common Stock, enter into or acquire a futures or forward contract to deliver any Common Stock or enter into any other hedging or other derivative, swap, “put-call,” margin, securities lending or other transaction that has or reasonably would be expected to have the effect of changing, limiting, arbitraging or reallocating the economic benefits and risks of ownership of any Common Stock, or (iii) otherwise enter into any contract, option or arrangement or understanding with respect to any of the activities described in clauses (i) or (ii) with respect to any Common Stock.

Section 1.2    Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section
Affiliate Transferee	Section 3.2

Chosen Courts	Section 5.13

Company	Preamble

Director	Section 4.1(a)

Election Meeting	Section 4.1(b)

Holder	Preamble

Merger Agreement	Recitals

Registration Rights Agreement	Recitals

Replacement	Section 4.1(e)

Voting and Support Agreement	Recitals

Any other terms used but not defined in this Agreement shall have the meanings given to them in the Merger Agreement.

ARTICLE II

SHARE OWNERSHIP

Section 2.1    Prohibition on Acquiring Additional Common Stock. Until such time as the aggregate Beneficial Ownership of the Holder and all Affiliate Transferees first falls below five percent (5%) of the Company’s outstanding Common Stock, the Holder covenants and agrees with the Company that it shall not, and shall cause its Affiliates (which for purposes of this Section 2.1 shall not include any KKR Non-Private Equity Business) not to, directly or indirectly, acquire, offer or propose to acquire or agree to acquire by any means, including but not limited to, by purchase, tender or exchange offer, through the acquisition of control of another Person (whether by way of merger, amalgamation, scheme or plan of arrangement or consolidation or similar business combination transaction, or any exchange or sale of Common Stock), by joining a partnership, syndicate or other Group or otherwise, the Beneficial Ownership of any Common Stock other than the Common Stock acquired in the Merger other than by receipt of stock dividends, stock issued by the Company in exchange for Common Stock or stock issued to holders of Common Stock in a merger of the Company or a Subsidiary thereof.

Section 2.2    Prohibition of Certain Communications and Actions. Until such time as the aggregate Beneficial Ownership of the Holder and all Affiliate Transferees first falls below five percent (5%) of the Company’s outstanding Common Stock, the Holder shall not and shall cause its Affiliates (which for purposes of this Section 2.2 shall not include any KKR Non-Private Equity Business) and shall not permit its and their Representatives acting on their behalf not to (i) solicit, (ii) knowingly encourage, act in concert or assist third parties regarding, (iii) negotiate with the Company or its Representatives or any third party or its Representatives regarding or (iv) make any public announcement (except as required by applicable Law in respect of actions permitted hereby) or proposal or offer whatsoever (including, but not limited to, any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A under the Exchange Act) with respect to:

(a)    any acquisition, offer to acquire, or agreement to acquire, directly or indirectly, by purchase or any other action the purpose or result of which would be to Beneficially Own Common Stock or direct or indirect rights to acquire any additional shares of Common Stock;

(b)    any form of business combination or similar or other extraordinary transaction involving the Company or any Subsidiary of the Company, including (A) a merger, amalgamation, scheme or plan of arrangement or consolidation or similar business combination transaction, or any tender or exchange offer involving the Company or any of its material Subsidiaries or (B) a sale of all or substantially all of the assets of the Company or any of its material Subsidiaries (it being understood that if the Company initiates a process to sell any Subsidiary or the assets of any Subsidiary the foregoing shall not prevent the Holder or its Affiliates from confidentially informing the Company of its interest in participating in any such sale process);

(c)    any form of restructuring, recapitalization or similar transaction with respect to the Company or any Subsidiary of the Company;

(d)    agreeing with any third party with respect to the voting of any shares of Common Stock of the Company or any Subsidiary of the Company, or otherwise entering into any voting trust or voting agreement with any third party with respect to any Common Stock;

(e)    (A) any proposal to seek representation on the Board except as provided in the Merger Agreement or (B) any proposal to seek to control or influence the management, the Board, the Company or its Subsidiaries or its or their governing instruments, policies, plans or strategies;

(f)    calling any special meeting of shareholders of the Company or engaging in the solicitation of any written consent or proxy of shareholders regarding any of the foregoing; or

(g)    any proposal to amend, waive or terminate any provision of this Section 2.2.

Section 2.3    Outside Activities.

(a)    Subject to Section 2.3(c) below, the Holder and its Affiliates may engage in or possess any interest in other investments, business ventures or Persons of any nature or description, independently or with others, similar or dissimilar to, or that competes with, the investments or business of the Company, and may provide advice and other assistance to any such investment, business venture or Person;

(b)    The Company shall have no rights by virtue of this Agreement in and to (including the right to be informed of) any such investments, business ventures or Persons or the income or profits derived therefrom;

(c)    The pursuit of any such investment or venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper and shall not constitute a conflict of interest in respect of the Company, its subsidiaries or the Investors. Neither the Holder nor any of its Affiliates, shall be obligated to present any particular investment or business opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be pursued by the Company, and each of the Holder and its Affiliates shall have the right to pursue for its own account (individually or as a partner or a fiduciary) or to recommend to any other Person any such investment opportunity; and

(d)    Notwithstanding anything to the contrary set forth herein, a Holder Designee who is offered an opportunity expressly and solely in his or her capacity as a Director shall be obligated to communicate such opportunity only to the Board, and Section 2.3(a), (b) and (c) shall not apply with respect to such opportunity unless the Board determines not to pursue such opportunity; provided, however, that the foregoing shall not apply if (i) such opportunity was offered to a Holder Designee not in his or her capacity as a Director or (ii) such opportunity is separately being evaluated or contemplated by Holder or its Affiliates independent from the involvement of such Holder Designee. For the avoidance of doubt, the Holder and its Affiliates may not utilize confidential information of the Company or any of its Subsidiaries furnished by the Company or any of its Subsidiaries (other than information which (i) was or becomes generally available to the public without a breach of this Agreement, (ii) was or becomes available to the Holder or its Affiliates on a non-confidential basis from a source other than the Company or its Representatives, provided, that the source thereof is not known by the Holder or its Affiliates to be bound by an obligation of confidentiality, or (iii) is independently developed by the Holder or its Affiliates without the use of any such information that would otherwise be confidential information) with respect to the activities described in Section 2.3(a), (b) and (c) (other than, for the avoidance of doubt, in connection with the Holder or its Affiliates’ evaluation of its investment in the Company).

ARTICLE III

TRANSFERS

Section 3.1    General Transfer Restrictions. The right of the Holder and its Affiliates to Transfer any Beneficially Owned Common Stock is subject to the restrictions set forth in this Article III, and no Transfer of Beneficially Owned Common Stock by the Holder or any of its Affiliates may be effected except in compliance with this Article III. Any attempted Transfer in violation of this Agreement shall be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and shall not be recorded in the register of the Company. The restrictions set forth in this Article III shall not apply to any KKR Non-Private Equity Business.

Section 3.2    Restrictions on Transfer.

The Holder shall not, and shall cause its Affiliates not to, Transfer any Beneficially Owned Common Stock or agree to Transfer, directly or indirectly, any Beneficially Owned Common Stock other than (a) to an Affiliate of the Holder which agrees in writing with the Company to be bound by this Agreement as fully as if it were an initial signatory hereto (an

“Affiliate Transferee”), (b) to the Company, (c) in a Distribution (provided that any Affiliate of the Holder acquiring shares of Common Stock in connection with such Distribution agrees in writing with the Company to be bound by this Agreement as fully as if it were an initial signatory hereto (and which Affiliate shall be deemed to be an Affiliate Transferee hereunder)) or (d) following the three-month anniversary of the Effective Time, in any Transfer described below:

(i)    pursuant to the restrictions of Rule 144 under the Securities Act applicable to sales of securities by Affiliates of an issuer (assuming the Holder is deemed at such time to be an Affiliate of the Company), provided that the Holder shall not, and shall cause its Affiliates not to, Transfer any Beneficially Owned Common Stock on any given day in an amount greater than twenty percent (20%) of the average daily trading volume of Common Stock for the twenty (20)-trading day period immediately preceding the date of such Transfer;

(ii)    pursuant to privately negotiated transactions to:

(A)

any Person described in Rule 13d-1(b)(1) under the Exchange Act who is eligible to report the holdings of Common Stock on Schedule 13G and whose Ownership Percentage, after consummation of such transaction, would be less than ten percent (10%); or

(B)	any other Person whose Ownership Percentage after consummation of such transaction would be less than five percent (5%); or

(iii)    pursuant to a distribution to the public, registered under the Securities Act, in which the Holder uses its commercially reasonable efforts to (x) effect as wide a distribution of such Common Stock as is reasonably practicable, and (y) not knowingly, after inquiry, sell any shares of Common Stock to:

(A)

any Person other than any Person described in Section 13d-1(b)(1) under the Exchange Act who is eligible to report the holdings of Common Stock on Schedule 13G and whose Ownership Percentage, after consummation of such offering, would be less than ten percent (10%); or

(B)	any other Person whose Ownership Percentage after consummation of such offering would be less than five percent (5%).

Section 3.3    Permitted Transactions Approved by the Board. Notwithstanding any provision in this Agreement to the contrary, including Section 2.1, Section 3.1 and Section 3.2, the Holder and its Affiliates may Transfer Common Stock or acquire Beneficial Ownership of Common Stock in any transaction approved by the Board, including any tender offer, stock split, share subdivision or consolidation, bonus issue, dividend or combination, or any reclassification, recapitalization, merger, amalgamation, consolidation, exchange or other similar reorganization.

Section 3.4    Legend on Securities.

(a)    Each certificate or book-entry notation representing shares of Common Stock Beneficially Owned by the Holder or its Affiliates shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE SECURITIES ACT OF 1933 AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OR AN EXEMPTION FROM SUCH REGISTRATION UNDER SUCH ACT AND SUCH LAWS. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR OTHER TRANSFER OTHERWISE COMPLIES WITH THE SECURITIES ACT OF 1933 AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AND CERTAIN OTHER LIMITATIONS SET FORTH IN A CERTAIN SHAREHOLDER AGREEMENT DATED AS OF JANUARY 16, 2019, BETWEEN FISERV, INC. (THE “COMPANY”) AND NEW OMAHA HOLDINGS L.P., AS THE SAME MAY BE AMENDED FROM TIME TO TIME (THE “AGREEMENT”), COPIES OF WHICH AGREEMENT ARE ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.”

(b)    Upon any acquisition by the Holder or its Affiliates of additional shares of Common Stock, the Holder shall, or shall cause such Affiliate(s) to, submit any certificates representing such shares of Common Stock to the Company so that the legend required by Section 3.4(a) may be placed thereon (if not so endorsed upon issuance).

(c)    The Company may make a notation on its records or give instructions to any transfer agents or registrars for Common Stock in order to implement the restrictions on Transfer set forth in this Agreement.

(d)    In connection with any Transfer of shares of Beneficially Owned Common Stock, the transferor shall provide the Company with such customary certificates, customary opinions and other customary documents as the Company may reasonably request to assure that such Transfer complies fully with this Agreement and with applicable securities and other applicable Law.

(e)    At the request of the Holder, upon delivery to the Company of a legal opinion of the Holder’s counsel, in form and substance reasonably acceptable to the Company, to the effect that the legend in Section 3.4(a) is no longer required under the Securities Act and any applicable securities laws of any state or other jurisdiction, the Company agrees that it will, after the delivery of such shares of Common Stock to the Company or its transfer agent, promptly deliver or cause to be delivered replacement stock certificates free of such legend or, in the event that such shares of Common Stock are uncertificated, promptly after the delivery of such opinion, remove, or cause to be removed, any such legend in the Company’s stock records.

Section 3.5    Registration Rights. The Holder shall comply with, and shall be entitled to the benefits of, the provisions set forth in the Registration Rights Agreement governing and providing for, among other matters, registration rights with respect to Registrable Securities (as defined in the Registration Rights Agreement).

ARTICLE IV

ELECTION AND APPOINTMENT

Section 4.1    Election and Appointment. The Company agrees, until such time as the aggregate Beneficial Ownership of the Holder and all Affiliate Transferees first falls below five percent (5%) of the Company’s outstanding Common Stock:

(a)    to appoint the Holder Designee as a director of the Board (“Director”) on the Closing Date;

(b)    to include the Holder Designee in its slate of nominees for election as a Director at each annual or special meeting of shareholders of the Company at which Directors are to be elected and at which the seat held by the Holder Designee is subject to election (such annual or special meetings, the “Election Meetings”);

(c)    to use commercially reasonable efforts to cause the election of the Holder Designee to the Board at each of the Election Meetings (including recommending that the Company’s shareholders vote in favor of the election of the Holder Designee and otherwise supporting the Holder Designee for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees);

(d)    if the Holder Designee is not elected to the Board at any annual meeting, or becomes unable to serve for any reason or is removed during the course of his term as Director, the Company will promptly, subject to Section 4.1(e) below, appoint the replacement of such Holder Designee to the Board to serve until the following Election Meeting;

(e)    if the Holder Designee (i) is unable to serve as a nominee for election as Director or to serve as a Director, for any reason, or (ii) is removed or fails to be elected at an Election Meeting, the Holder shall have the right to submit the name of a replacement (the “Replacement”) to the Company for its approval (such determination to be made in the reasonable discretion of the Company acting in good faith and consistent with the Company’s nominating and governance practices in effect from time to time) and who shall serve as the nominee for election as Director or serve as Director in accordance with the terms of this Section 4.1(e). If the proposed Replacement is not approved by the Company, the Holder shall have the right to submit another proposed Replacement to the Company for its approval on the same basis as set forth in the immediately preceding sentence. The Holder shall have the right to continue submitting the name of a proposed Replacement to the Company for its approval until the Company approves that such Replacement may serve as a nominee for election as Director or serve as a Director in accordance with the terms of this Section 4.1(e); and

(f)    the Company shall indemnify, or provide for the indemnification of, the Holder Designee and provide the Holder Designee with director and officer insurance to the same extent it indemnifies and provides insurance for the non-executive members of the Board and also provide fees and expense reimbursement to the Holder Designee to the same extent it provides fees and expense reimbursement to the non-executive members of the Board. The Company acknowledges and agrees that such obligation to indemnify the Holder Designee shall be the primary source of indemnification and recovery of such Holder Designee in connection therewith and any obligation on the part of the Holder or any of its Affiliates to indemnify such Holder Designee or any recovery such Holder Designee may have under any director and officer insurance maintained by the Holder or any of its Affiliates shall be secondary.

ARTICLE V

MISCELLANEOUS

Section 5.1    Conflicting Agreements. Each party represents and warrants that it has not granted and is not a party to any proxy, voting trust or other agreement that is inconsistent with or conflicts with any provision of this Agreement.

Section 5.2    Effective Time. The operative provisions of this Agreement shall become effective as of the Effective Time (as defined in the Merger Agreement).

Section 5.3    Ownership Information. For purposes of this Agreement, (i) all determinations of the amount of issued and outstanding Common Stock shall be based on information set forth in the most recent quarterly or annual report, and any current report subsequent thereto, filed by the Company with the Commission, unless the Company shall have updated such information by delivery of written notice to the Holder and (ii) any shares of Common Stock held in treasury or belonging to any Subsidiary of a Person which are not entitled to be voted or counted for purposes of determining the presence of a quorum at a meeting of shareholders shall be disregarded in calculating the number of issued and outstanding shares of Common Stock and the number of shares of Common Stock of any Person Beneficially Owned by any other Person as of any date.

Section 5.4    Termination. Except as otherwise provided in this Agreement, this Agreement shall terminate immediately upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms or (ii) when the aggregate Ownership Percentage of the Holder and its Affiliates (which for purposes of this Section 5.4 shall not include any KKR Non-Private Equity Business) ceases to be at least three percent (3%). Neither the provisions of this Section 5.4 nor the termination of this Agreement shall relieve (x) any party hereto from any liability of such party to any other party incurred prior to such termination or (y) any party hereto from any liability to any other party arising out of or in connection with a breach of this Agreement. Nothing in the Merger Agreement shall relieve the Holder from any liability arising out of or in connection with a breach of this Agreement.

Section 5.5    Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 5.6    Extension; Waiver. At any time prior to the termination of this Agreement pursuant to Section 5.4, the parties hereto, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 5.7    Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

Section 5.8    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon confirmation of receipt, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Holder, to:

New Omaha Holdings L.P.

c/o Kohlberg Kravis & Roberts Co. L.P.

9 West 57th Street, Suite 4200

New York, NY 10019

Attention:	Christopher Lee
Facsimile:	(212) 750-0003
E-mail:	general.counsel@kkr.com

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:	Sean D. Rodgers, P.C.
Ravi Agarwal
E-mail:	sean.rodgers@kirkland.com
ravi.agarwal@kirkland.com

and

if to the Company, to:

Fiserv, Inc.

255 Fiserv Drive

Brookfield, Wisconsin 53045

Attention:	Lynn S. McCreary, Chief Legal Officer
Facsimile:	(262) 879-5532
E-mail:	Lynn.McCreary@Fiserv.com

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention:	Mark J. Menting
Jared M. Fishman
Facsimile:	(212) 291-9099
(212) 291-9280
E-mail:	Mentingm@sullcrom.com
Fishmanj@sullcrom.com

Section 5.9    Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement.

Section 5.10    Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

Section 5.11    Entire Agreement. This Agreement, together with the Voting and Support Agreement and the Registration Rights Agreement (including the documents and the instruments referred to herein and therein), constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 5.12    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.12.

Section 5.13    Governing Law; Jurisdiction.

(a)    This Agreement shall be governed and construed in accordance with the Laws of the State of New York, without regard to any applicable conflicts of law.

(b)    Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the U.S. District Court for the Southern District of New York or, if such court shall not have jurisdiction, another federal or state court of competent jurisdiction located in the State of New York (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 5.8.

Section 5.14    Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (in the case of the Holder only, whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void, provided, that the Holder may assign its rights and obligations hereunder (in whole or in part) to an Affiliate that agrees in writing with the Company to be bound by this Agreement as fully as if it were an initial signatory hereto, and any such transferee may thereafter make corresponding assignments in accordance with this proviso. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 5.15    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 5.16    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 5.17    Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

FISERV, INC.

By:	/s/ Jeffery Yabuki
	Name:	Jeffery Yabuki
	Title:	President and CEO

[Signature Page to Shareholder Agreement]

NEW OMAHA HOLDINGS L.P.

By:	New Omaha Holdings LLC, its general partner

By:	/s/ Tagar Olson

Name:	Tagar Olson
Title:	Vice President

[Signature Page to Shareholder Agreement]